Exhibit 10.6

ASSIGNMENT OF MARKETING SERVICE AGREEMENT

This Assignment of that certain MARKETING SERVICE AGREEMENT of an even date herewith, (the “Agreement”) is executed by and between Dynamic Response Group, Inc, a Florida corporation (“hereinafter the Assignee”) and KDAA, INC, a Nevada corporation, (hereinafter the “Assignor”). Capitilized terms and definitions shall have the same meaning as set out in this agreement and the MARKETING SERVICE AGREEMENT (hereinafter collectively the “Contract”).

WHEREAS, the Assignor has entered into that certain Agreement as defined above; and

NOW THEREFORE, for and in consideration as indicated on “Exhibit A” hereof and incorporated herein and for such other consideration, the receipt and sufficiency of which, are hereby acknowledged, the parties do hereby agree as follows:

1. For and in consideration of the Agreement between Assignor and Assignee, of even date, herewith, the Assignor does hereby assign all of their right, title and interest in and to the Contract to the Assignee.

2. The Assignee does hereby certify that they have reviewed the Contract. Effective from and after the date of this Assignment, Assignee hereby assumes, jointly and severally, all of the obligations and liabilities of Assignor under the Contract and agrees to be bound by all of the terms and conditions of the Contract. Assignee hereby affirms the Contract, acknowledgements, representations, covenants, warranties, assumptions and indemnities of Assignor under the Contract. Assignee hereby confirms that all acknowledgements, representations, covenants, warranties, assumptions and indemnities made by Assignor in the Contract are also made by Assignee to same extent as if Assignee had signed the Contract.

3. The Contract, as amended hereby, is hereby ratified and confirmed, and all the terms, provisions and conditions of the Contract shall remain in full force and effect and shall be binding upon and inure to the benefit of the parties hereto.

4. This Assignment shall be binding on and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

5. This Assignment may be executed in several counterparts, each of which shall constitute an original and all of which when taken together shall constitute the Assignment.

IN WITNESS WHEREOF, the parties hereunto, intending to be bound, set their hands and seals effective the day herein above written.

ASSIGNORS:

DYNAMIC RESPONSE GROUP, INC
October 17, 2007
Date Executed by Assignors
	By:	/s/ Melissa K. Rice
Melissa K. Rice, CEO

ASSIGNEE:

KDAA, INC
October 17, 2007
Date Executed by Assignees
	By:	/s/ Kevin Brinkworth
Kevin Brinkworth, President

MARKETING SERVICES AGREEMENT

This Marketing Services Agreement (this “Agreement”) is made and entered into this 10th day of October, 2007 (the “Effective Date”) by and between KDAA, INC, a Nevada corporation (“KDAA,”), and NMP, LLC, a Delaware limited liability company (“Client”). KDAA and Client are collectively referred to herein as the “Parties” and each of them may be individually referred to herein as a “Party.”

WITNESSETH

WHEREAS, Client is a licensee of NASCAR and is authorized as a licensee to, among other things, exclusively market and sell The Official NASCAR Members Club (the “Club”); and

WHEREAS, KDAA has marketing services capabilities and retail distribution that Client desires to utilize in order to market and acquire members of the Club (“Members”) on behalf of Client (the “Program”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties agree as follows:

1.	Responsibilities of KDAA. During the Term (as defined in Section 12 hereto), KDAA will carry out, the following responsibilities in accordance with the terms and conditions of this Agreement and generally applicable industry standards, in each case in a competent and professional manner.

a) Marketing and Distribution Rights: KDAA will adhere to a “Sales Plan” approved by Client (such approval not to be unreasonably withheld, conditioned or delayed) in writing (the “Sales Plan”), to sell Club memberships (in accordance with the minimum sales and budget volume scenarios portions of which are set out in Exhibit A hereto) using KDAA’s distribution, various marketing partners and utilizing various marketing channels and tactics, including, without limitation, an integrated Direct Response Television, Radio, Print and Internet Advertising Campaign, “Hot Transfers” from third party Direct Response Call Centers, and Outbound Telemarketing.

b) Client hereby grants to KDAA the title of Preferred Marketing Partner to market Merchandise and/or other Client approved products, services and continuity programs to those customers already in the Club and to other databases of prospects that are owned or controlled by the Client. While this designation of “Preferred Marketing Partner” means that the Client will work with KDAA to create a series of merchandise offers to offer through KDAA’s marketing system, and that the Client will not engage another agency to create a marketing system to sell merchandise bundled with a memberships, it does not mean that KDAA has an exclusive right to market products or services to those customers already in the Club, to other databases of prospects that are owned or controlled by the Client. Client will grant to KDAA the right of first refusal to sell Follow-on Offers via their Integrated Marketing System to Members that KDAA has acquired. The way the Client and KDAA will split the proceeds from these “Follow-On” and other offers will vary based on the nature of the offers and thus will be negotiated on a case by case basis between the Client and KDAA.

(c) Acquisition and Pricing: All Club membership offer configurations (including, without limitation, with respect to premiums, price and payment schedule) will be developed by KDAA and will be subject to approval by Client, (such approval not to be unreasonably withheld, conditioned or delayed). Client shall receive wholesale compensation per individual Club membership sold as defined in “Exhibit B” attached hereto. In the event of a material change in the configuration of the Club memberships offered by Client (i.e., the materials and benefits offered with a membership kit and/or under a Club membership), or a material change in the cost of Client to provide the current configuration of the Club memberships, the parties agree to adjust the wholesale compensation payable to Client hereunder to reflect such actual change in cost to the Client. KDAA will have the right to provide third party quotes to Client to reduce said costs. In the event that such parties cannot reach a mutual agreement on such adjustment after thirty (30) days of good faith negotiations, then Client may terminate this agreement upon written notice to KDAA.

(d) Production and Use: KDAA will have the right to produce, in coordination with Client, Marketing Materials to include but not limited to a telemarketing scipt(s), a television advertisement’s) of approximately one half hour in length and any shorter versions (“Infomercials”) as deemed necessary by any means or media, a print advertisement’s), an e-mail advertisement(s) and an Internet advertisement’s) or other marketing materials as determined by KDAAA for the use of marketing the Program as defined herin. Client shall have a right of final approval with respect to such Infomercials and advertisements (such approval not to be unreasonably withheld, conditioned or delayed). In connection with the exercise of the Marketing and Distribution Rights, all use of NASCAR’s trade name, trademarks, the names, likenesses (including, without limitation, photographs, illustrations, films and videotapes), endorsements and testimonials of all endorsers and other persons, and all other trademarks and/or trade names, artwork, footage, or promotional materials that Client may own, control or have the right to use with respect to the Program, shall be subject to the prior written approval of Client (such approval not to be unreasonably withheld, conditioned or delayed) and all such rights, intellectual property and materials shall, as between Client and KDAA, remain the property of Client. Additionally, all fees or royalties associated with any footage provided by Client is the responsibility of KDAA. Subject to the rights of NASCAR AND CLIENT with respect to their respective trademarks, tradenames and other intellectual property, all Marketing Materials shall at all times remain the property of KDAA. Notwithstanding the foregoing, upon termination of this agreement, Client may exercise the option to purchase any and all Marketing Materials created by KDAA for fair and reasonable production and creative value and reimburse KDAA all fees or royalties associated with the production of advertisement’s).

(e) Marketing Expenses: KDAA is responsible for funding all marketing and acquisition expenses related to the Program. Client will have no obligation to pay for any marketing, acquisition or other expenses other than those listed in Exhibit B.

(f) Telemarketing and Distributors: KDAA must obtain Client’s written approval of all marketing creative and telemarketing scripts prior to KDAA’s use thereof in connection with the Program (such approval not to be unreasonably withheld, conditioned or delayed). Additionally, in connection with any outbound telemarketing campaigns or offline telephony up-sell marketing campaigns, if required, KDAA will contract with third-party telemarketing vendors to conduct outbound telemarketing pursuant to the terms of this Agreement.

(g) Order Procurement and Transfer: KDAA will develop all the technical data and data capture components (“Data Feed”) required to support KDAA’s direct sales of memberships in the Club and will coordinate with Client’s operational and technical outsourced service provider (“Client Service Provider”), so as to enable the required level of operational and technical integration of the KDAA Data Feed with that of the technology platform of the Client Service Provider and to ensure that attrition data and other data relevant to determining compensation under this Agreement is tracked and timely reported to Client.

(h) Specific Obligations: Without limiting the other terms of this Section 1, to the extent applicable to any of the marketing channels to be utilized by KDAA, KDAA will create an “Integrated Marketing System”, defined as a comprehensive business process whereby KDAA will (i) conduct marketing campaign strategies (ii) develop creative, (iii) prepare telemarketing scripts, (iv) conduct lead segmentation and processing, (v) set up vendors, (vi) implement and manage marketing campaigns (including, without limitation, list selection, data processing, call-center management and direct-mail production), (vii) integrate applicable technology as reasonably required by Client and (viii) provide timely, accurate and ongoing reporting to Client with respect to the marketing campaigns, including, without limitation, response rates and test versus control cells but excluding any internal financial data of KDAA relating to the Program (e.g., revenue flow, marketing expenditures, etc.).

(i) Modifications: For the purpose of international distribution, KDAA has the right to duplicate and modify the Infomercials and Client’s Artwork, including the right to make insertions and deletions, dub foreign languages or voiceovers, or to use time compression or expansion techniques with approval in advance in writing from Client (such approval not to be unreasonably withheld, conditioned or delayed). KDAA shall have the right to translate, modify and otherwise revise and edit product packaging and printed, video or audio materials included with the Products and to include such modified versions with the Products with approval in advance in waiting from Client (such approval not to be unreasonably withheld, conditioned or delayed).

(j) Licenses/Insurance: KDAA must maintain all necessary licenses, permits or approvals required to be maintained by it or any of its employees or subcontractors permitting or authorizing them to perform their respective obligations under this Agreement in each and every jurisdiction having authority over KDAA and over the performance of such obligations. KDAA must maintain insurance coverage for itself, covering against risks customarily insured against by businesses in its industry, including, without limitation, coverage for professional services liability, and in accordance with the current insurance requirements and amounts and deductibles customary for a similar business. KDAA must provide to Client evidence of such insurance simultaneously with execution of this Agreement and upon reasonable request from time to time.

(k) Acquisition Minimums: In connection with the Program, and during the Term KDAA must sell at least the minimum amounts of Club memberships (defined as the sum total of the number of memberships from the sale of Bundled Memberships and the number of members resulting from trial starts from the sale of Stand Alone Merchandise) as set forth in the first two columns of the table set forth on Exhibit A hereto for the applicable months set forth therein (the “Annually Billed Members”). Failure to meet the minimum sales projections during any consecutive three (3) month period will represent a failure to meet the minimum performance requirement; provided that Client’s sole remedies for KDAA’s failure to acquire the required Annually Billed Members will be to terminate this Agreement for cause or to terminate KDAA’s exclusivity and/right of first refusal rights pursuant to Section 2(a) and/or 3 below upon fifteen (15) days’ prior written notice to KDAA. The election by Client to terminate this Agreement under this Section l(j) will not preclude Client or KDAA from pursuing remedies for other breaches of this Agreement by the other Party.

(1) Tracking: KDAA will make all commercially reasonable efforts to ensure that all marketing and acquisition offers and related activity under this Agreement will be identified for tracking purposes so as to “tag” all membership enrollments under this Agreement such that it will be possible to trace which specific marketing and acquisition program, channel and/or offer attracted and acquired each subscribing Club member. The parties shall agree on reasonable tagging protocols.

(m) Marketing: Client agrees to supply KDAA with reasonable quantities of Membership Materials as outlined in Exhibit B so that KDAA may continue to acquire members according to the acquisitions guidelines established herein.

2.	KDAA Exclusivity and use of Data: During the Term, subject to the terms hereof, Client agrees, to not engage another company to:

(b) Create an “Integrated Marketing System for selling Bundled Memberships, Stand Alone Merchandise Plus Up-sells, and Follow-On Offers” (as defined herein) and

(c) Serve as Client’s “Approved Provider and Retailer Partner” for the sale of “Bundled Memberships”, “Stand Alone Merchandise Plus Up-sells” (as defined herein), via

(d) Integrated Direct Response Television, Radio, Print and Limited Internet Advertising Campaigns, “Hot Transfers” from third party Direct Response Call Centers, and Outbound Telemarketing, that KDAA creates and funds.

Client and KDAA also agree to work together to:

(a) Create a series of “Follow-On Offers” to sell to Members via KDAA’s “Integrated Marketing System for selling Bundled Memberships, Stand Alone Merchandise Plus Upsells, and Follow-On Offers”

(b) Carefully manage the type and amount of offers made to the Members so as to optimize the profit contribution and Lifetime Value of the Membership base that is derived from Membership sales, Follow-On Offers, other sales of products and services, and Renewal Fees.

Notwithstanding the foregoing, as between KDAA and Client, KDAA does not have exclusive rights over:

(a) the use of the marketing techniques of “off-line up-selling or cross selling”, “on-line up-selling or cross selling”, “on-line sales,” “online co-registration,” and “outbound telemarketing,”,

(b) the Client using those techniques, or,

(c) when other of Client’s distribution partners are using those techniques (examples would be a distribution partner focused on creating an integrated marketing system for selling just memberships, or a distribution partner focused on selling just memberships and then making subsequent offers to buy-down the Cost Per Acquisition).

KDAA also understands that the Client may engage another company to sell memberships together with that company’s products and or services (an example would be a cellular phone company, not an Agency or Agent, that sells a cell phone and a membership via their distribution channel), provided that the engaged company meets all of the following qualifying conditions and capabilities at the outset of such engagement with Client:

(a) Such company will conduct the business activity and associated commerce transactions per the engagement with Client through the existence of its established and proven distribution channel and system consistent with customary direct response industry standards; and

(b) Such company will invest the financial capital required to market to consumers and acquire Members, or otherwise bears substantially all of the financial risk of the revenue and business objectives of such engagement

3.	Responsibilities of Client. During the Term (as defined below), Client will carry out the following responsibilities in accordance with the terms and conditions of this Agreement and generally applicable industry standards, in each case in a competent and professional manner:

(a) Leads: As it relates to the KDAA marketing activities defined in this agreement, Client will give (at no cost to KDAA) KDAA a minimum number of leads as defined in Exhibit C (the “Minimum Leads”), generated by, or on behalf of the Client, via the ONMC At-Track Lead Program. With respect to leads in addition to the Minimum Leads, Client will have the right to distribute any and all such additional leads generated by, or on behalf of, Client via the ONMC At-Track Lead Program, to marketing partners that afford the best economic value for Client. If Client chooses to distribute any such additional leads to KDAA, they will be offered to KDAA at cost. Client will notify KDAA in writing of its intent to sell any such additional leads to a third party, and will provide KDAA with the proposed terms of sale for such leads. KDAA will then have one (1) week from the date KDAA receives such notice to determine if it wishes to purchase such leads on such proposed terms. Unless KDAA advises Client of its intent to purchase such additional leads within such one (1) week period, KDAA will have been deemed to have declined its option to purchase such leads, and Client shall have the right to sell such leads to such third party on such terms (and only on such terms).

Client has no obligation to conduct an At Track Lead Program and in the event that Client opts not to conduct At Track Lead generation, then the schedule defined in Exhibit C may be altered by Client, with 90 days written notice to KDAA. It is further understood that in the event that Client opts not to conduct At Track Lead generation, Client will use reasonable best efforts to replace the leads generated at track with comparable qualified leads. A “qualified” lead will be defined as a lead that is collected by, or on behalf of Client, that has not been distributed to, or marketed by, another party, identified by source and includes at a minimum, a prospect name, address, city, state, zip code, phone number and has explicitly consented to be re-contacted via phone! It is understood by KDAA that At Track Leads gathered by a Co-Opt partner may also be marketed to by the cJ-Opt partner and still be considered a qualified Lead.

(b) Accuracy: Client is responsible for making accurate and reasonably complete information about the Club available to KDAA upon KDAA’s reasonable request.

(c) File Transfer: Client will provide, or cause the Client Service Provider to provide, KDAA with the necessary specifications and codes related to data format needed by Client to permit KDAA to send files containing Member information to Client; provided that KDAA uses commercially reasonable efforts to cooperate with the Client Service Provider to ensure that Client obtains such information.

(d) Fulfillment: Client is responsible for performing administration of and the services related to the Club as per Exhibit B, in accordance with all relevant membership materials, and all costs associated therewith, except for those expenses incurred by KDAA in performing its services under this Agreement.

(e) Compliance: Client will operate the Club in compliance with its license from NASCAR, as amended, supplemented or otherwise modified from time to time (the “NASCAR License”. Client also must maintain all necessary licenses, permits or approvals required to be maintained by it or any of its employees or subcontractors (other than KDAA) permitting or authorizing them to perform their respective obligations under this Agreement in each and every jurisdiction having authority over Client and over the performance of such obligations.

4.	Definitions;

(a) Bundled Membership: “Bundled Membership” shall be defined as the combination of an ONMC Membership and Merchandise and sold to a consumer for one price as one sales transaction. The payment terms of the sale may vary.

(b) Merchandise: “Merchandise” shall be defined as traditional hard and soft goods such as hats, bags, jackets, belts, die cast cars, memorabilia, etc. as traditionally offered by such companies as Motorsports Authentics, Wincraft, CYRK, Ad Specialty Companies, etc., and all products and services that are developed by KDAA and offered in the sale of a Bundled Membership. KDAA will also, on occasion submit additional requests to Client to bundle products or services that may not clearly meet this definition. Client may or may not grant approval to bundle certain merchandise with its memberships and may or may not grant an exclusive to the newly proposed Bundled Membership. KDAA will provide all Merchandise to ‘bundle’ via the KDAA Plan and be responsible for all costs associated with the Merchandise. Client will be responsible for all costs related to. the physical ONMC membership product, and all materials related to the servicing of an ONMC Membership including, but not limited to, all inventory of OMNC membership materials, fulfillment, shipping, and customer service (not related to billing or order status).

(c) Stand Alone Merchandise Plus Up-sells: “Stand Alone Merchandise Plus Up-Sells” shall be defined as Merchandise not bundled with a membership but immediately followed by a post transaction offer of a trial membership to the merchandise customer as an add-on to the merchandise sale.

(d) Integrated Marketing System: “Integrated Marketing System” shall be defined as defined as a comprehensive business process whereby KDAA will (i) conduct marketing campaign strategies (ii) develop creative, (iii) prepare telemarketing scripts, (iv) conduct lead segmentation and processing, (v) set up vendors (vi) implement and manage marketing campaigns (including, without limitation, list selection, data processing, call-center management and direct-mail production), (vii) integrate applicable technology as reasonably required by Client and (viii) provide timely, accurate and ongoing reporting to Client with respect to the marketing campaigns, including, without limitation, response rates and test versus control cells but excluding any internal financial data of KDAA relating to the Program (e.g., revenue flow, marketing expenditures, etc.). KDAA will market all Bundled Memberships or Stand Alone Merchandise Plus Up-Sells via this system that will incorporate multiple channels including any combination of Outbound Telemarketing (OTM) to identified leads and Inbound Telemarketing (ITM) and/or Website Marketing as a call to action from (i) Direct Response Radio, (ii) DR Response TV, (iii) Direct Response E-Mail Campaigns and (iv) select, pre-approved (by Client) Internet marketing campaigns. KDAA will be responsible for all costs create and manage the Integrated Marketing System and to market via its selected channels

(e) Follow-On Offers: “Follow-On Offers” shall be defined as offers of Merchandise and/or other Client approved products, services and continuity programs to an ONMC Member that was acquired by KDAA and/or its affiliates via The Program as defined herein

(f) Data: In the event that marketing campaigns executed under this Agreement generate new opt-in email addresses, telephone numbers, or any other information used to contact prospective customers, CLIENT has the sole right to contact such prospective customers pursuant to the terms of such customers’ opt-in agreements, including through programs approved by CLIENT and executed by KDAA under this Agreement. In the event of termination of this Agreement, KDAA shall retain no rights to contact those opt-in customers, provided however that KDAA may contact those customers using information independent of the opt-in agreements with CLIENT or its parents and not obtained in the course of the performance of this Agreement, but must in that case abide by all CAN-SPAM, Do Not Call/Do Not Solicit, and other applicable laws regarding such contact. The parties acknowledge that KDAA may solicit customers who have already opted-in to be contacted by KDAA and/or its partners and that CLIENT shall, upon termination of this Agreement, have no rights to contact those customers per the opt-in agreements such customers have made with KDAA or its partners but may make such contact independent of the opt-in agreement with KDAA or its partners by abiding by CAN-SPAM, Do Not Call/Dc! Not Solicit and other applicable laws regarding such contact.

4.	Compensation. KDAA will compensate Client for its services under this Agreement as set forth in “Exhibit B” attached hereto.

5.	Applicable Laws. Each Party agrees to perform its obligations under this Agreement in all material respects in accordance with all applicable foreign, federal, state, and local laws, rules and regulations including, without limitation, laws governing insurance, telemarketing, unfair and deceptive acts, practices and privacy. These laws, rules and regulations include, without limitation, the laws, rules and regulations of the Federal Communications Commission, Federal Trade Commission and any other state or federal governmental authority that regulates marketing activities and activities related thereto.

6.	Taxes. Each Party will be responsible for complying with and paying all taxes and duties properly assessed on it by governmental or regulatory authorities having jurisdiction over such Party’s activities.

7.

Confidentiality. During the course of performance of this Agreement by the Parties, each Party (the “Disclosing Party”) may disclose to the other Party (the “Receiving Party”) certain trade secrets, training material, telephone scripts, methodology, customer and supplier lists, processes, documentation, marketing and development plans, data, know-how, business strategies and other confidential and proprietary information not generally known to the public (including, without limitation, the terms of this Agreement) owned or used by the Disclosing Party (all such materials, whether or not in writing or specifically designated as proprietary or confidential, collectively and individually hereinafter referred to as “Confidential Information”): provided, however, that “Confidential Information” does not include any data or information that:

(a) Is now or subsequently becomes generally available to the public through no fault or breach of confidentiality obligations on the part of the Receiving Party;

(b) The Receiving Party can demonstrate to have had rightfully in its possession prior to disclosure to the Receiving Party by the Disclosing Party; provided that such prior possession is capable of being proven via written evidence alone that would be admissible in a court of law;

(c) Is independently developed by the Receiving Party without the use of any of the Disclosing Party’s Confidential Information; provided that such independent development is capable of being proven via written evidence alone that would be admissible in a court of law; or

(d) The Receiving Parry rightfully obtains on a non-confidential basis from a third party who has the right to transfer or disclose it.

(e) The Receiving Party agrees that, for the purposes of this Agreement, all Confidential Information it receives from or on behalf of the Disclosing Party or its clients in connection with this Agreement constitutes confidential, proprietary information. The Receiving Party agrees that the Confidential Information is the property of the Disclosing Party or its clients, as applicable, and that it will, and will cause its directors, officers, managers, employees, agents and contractors to, hold Confidential Information in a confidential fashion and must use the same degree of care by instruction, agreement or otherwise, to maintain the confidentiality of the Confidential Information that it uses to maintain the confidentiality of its own confidential information, but with at least a reasonable degree of care. If requested by the Disclosing Party in writing, all Confidential Information will be returned to the Disclosing Party, or, if directed to do so by the Disclosing Parry, to its clients, at the end of” the Term or earlier upon the Disclosing Party’s request. The Receiving Party further agrees that it will use the Confidential Information only as required to perform its obligations under this Agreement. The Receiving Party further agrees that it will limit the dissemination of the Confidential Information within its own organization to such individuals whose duties justify their need to know such information, and then only provided that there’ is a clear understanding by such individuals of their need to maintain the confidential and proprietary nature of such information and to restrict its uses to the purposes specified herein.

(f) In the event the Receiving Party becomes legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information received by it or take any other action prohibited hereby, the Receiving Party [will provide the Disclosing Party with prompt written notice so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the Disclosing Party waives compliance with the provisions of this Agreement, the Receiving Party will furnish only that portion of the Confidential Information or take only such action that is legally required and will exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so furnished.

(g) Breach of the confidentiality obligations set forth in this Section 6 may cause irreparable damage to the Disclosing Party and therefore, the Disclosing Party will have the right to equitable and injunctive relief, and to recover the amount of damages (including, without limitation, reasonable attorneys’ fees and expenses) incurred in connection with such unauthorized use.

(h) KDAA acknowledges that, under Client’s license agreement with CLIENT, LLC and the National Association for Stock Car Auto Racing, Inc. (“NASCAR”), Client has the right to use the data collected or received in connection with the Club (and all links between data and any associated algorithms) with certain other NASCAR-related activities of Client, including, without limitation, all consumer and member data collected on the Club’s website and/or on the nascar.com website or in connection with any marketing or sales activities. KDAA will have no right to such data (or links between such data and any associated algorithms) and may use the same only in connection with performing services for Client hereunder. As between Client and KDAA, Client also will own all user data collected hereunder by KDAA or any of its marketing partners or other agents or subcontractors in connection with the Club and/or other NASCAR-related activities of Client (excluding the KDAA opt-in agreement information pursuant to Section 3(e) above). KDAA acknowledges that the user data collected by Client (or by KDAA any other third party for Client) is subject to the terms and conditions of Client’s privacy policy. Notwithstanding the foregoing, nothing in this Agreement will prevent KDAA from.

(i) using any user data at any time if such user data (i) was obtained lawfully through a source other than Client, NASCAR, Turner Sports Interactive, Inc. or any of their respective employees or agents, (ii) was not obtained by or for KDAA in the course of performing services pursuant to this Agreement, and (iii) is used by KDAA only in a lawful manner and without violation of any applicable privacy policies or the provisions of this Agreement.

8.	Representations and Warranties.

(a) Each Party represents and warrants to the other Party that (i) it has the full right, power and authority to enter into this Agreement, (ii) this Agreement is valid and binding upon such Party and enforceable against such Party in accordance with its terms, (iii) its execution, delivery and performance of this Agreement does not and will not violate or cause a breach of any other agreements or obligations to which it is a party or by which it is bound or conflict with any applicable laws, rules or regulations or any order of any governmental authority and (iv) it has received all applicable regulatory authorizations or other approvals necessary to complete its obligations hereunder.

(b) Each Party represents and warrants that the goods and services to be provided under this Agreement will be provided in a reasonable and professional manner, consistent with prevailing industry standards.

(c) Each Party represents and warrants to the other Party that such Party has all necessary licenses, permits or approvals required to be maintained by it or any of its employees or subcontractors (except that Client makes no representation or warranty hereunder concerning KDAA) permitting or authorizing them to perform their respective obligations under this Agreement in each and every jurisdiction having authority over such Party and over the performance of such obligations.

(d) Each Party represents and warrants that it has obtained, or will timely obtain, all necessary internal and external consents and authorizations from governmental authorities and private parties for such Party’s execution, delivery and performance of this Agreement.

9.	Indemnification.

(a) Each Party (the “Indemnifying Party”) must, at its expense, indemnify, defend and hold harmless the other Party and its parent company, subsidiaries and other affiliated entities and their respective officers, directors, members, partners, employees, agents, successors and permitted assigns (together, the “Indemnified Party”) from against any and all third-party claims, lawsuits, and proceedings, as well as any losses, damages, penalties, fines, settlements, reasonable costs (including, without limitation, all reasonable attorney’s fees and out-of-pocket expenses) (collectively referred to in this Section as the “Claims”), in connection with any such third-party claims, lawsuits or proceedings arising from or in connection with: (i) the Indemnifying Party’s breach of its covenants, representations and warranties under this Agreement, (ii) the Indemnifying Party’s infringement of the trademark, copyright, patent or other intellectual property, privacy or publicity right of a third party (except to the extent caused by the Indemnifying Party’s use (as authorized by the Indemnified Party) of any rights, materials or information provided by the Indemnified Party), and/or (iii) the Indemnifying Party’s negligence or willful misconduct in connection with the performance, or lack of performance, of its obligations under this Agreement; provided that the Indemnifying Party is not liable to the extent a Claim arises from the Indemnified Party’s negligence or willful misconduct.

(b) The conditions for the indemnities set forth in paragraph (a) above are as follows: (i) the Indemnified Party must notify the Indemnifying Party in writing promptly upon notice of the Claims; (ii) the Indemnifying Party will be permitted, through counsel mutually acceptable to the Indemnified Party and the Indemnifying Party, to answer and defend such Claims; and (iii) the Indemnified Party must provide the Indemnifying Party information and reasonable assistance at the Indemnifying Party’s expense to help the Indemnifying Party to defend such Claims.

(c) The Indemnifying Party may, upon written notice of any Claims to the Indemnified Party, undertake to conduct all proceedings or negotiations in connection therewith, assume the defense thereof, and if it so undertakes, it must also undertake all other required steps or proceedings to settle or defend any such Claims, including, without limitation, the employment of counsel that must be reasonably satisfactory to the Indemnified Party, and payment of all expenses. The Indemnified Party will have the right to employ separate counsel and participate in the defense of any Claims at its expense. The Indemnifying Party must reimburse the Indemnified Party upon demand for any payments made or loss suffered by it at any time after the date hereof, based upon the judgment of any court of competent jurisdiction or pursuant to a bona fide compromise or settlement of Claims in respect to any damages related to any claim or action under this Section. The Indemnifying Party may not settle any Claim under this Section on the Indemnified Party’s behalf without first obtaining the Indemnified Party’s written permission, which permission will not be unreasonably withheld, conditioned or delayed. In the event the Indemnifying Party and the Indemnified Party agree to settle a Claim, each Party agrees not to publicize the settlement without first obtaining the other Party’s written permission, which permission will not be unreasonably withheld, conditioned or delayed.

10.	Limit to Liability.

(a) EXCEPT WITH RESPECT TO THE INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 9 ABOVE, IN NO EVENT WILL EITHER PARTY HERETO BE LIABLE TO THE OTHER PARTY FOR ANY LOST REVENUE, LOST PROFITS OR OTHER CONSEQUENTIAL, INCIDENTAL. EXEMPLARY OR PUNITIVE DAMAGES, EVEN IF SUCH PARTY IS ADVISED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

(b) THESE LIMITATIONS OF LIABILITY ARE MADE KNOWINGLY, INTENTIONALLY AND VOLUNTARILY.

11.	Trademarks; Proprietary Rights.

(a) Each Party acknowledges that the other Party, its affiliates and/or its suppliers, as the case may be, owns or has a valid license to all rights, title, and interest in any work product, products or services created or delivered by them pursuant to this Agreement, including, without limitation, all worldwide copyrights, trade secrets trademarks, confidential information, and proprietary and intellectual property rights subsisting therein.

12.	Term and Termination.

This Agreement will continue in force from the Effective Date through December 31, 2009 (“Term”), unless it is terminated earlier by the mutual agreement of the Parties or by either Party pursuant to the terms of this Section. Client will grant KDAA an additional one year of the term (through December 31, 2010) provided that KDAA meets or exceeds membership sales of 75,000 members through the Bundled Merchandise and Stand Alone Merchandise Offers in the calendar year 2009.

(a) Either Party may terminate this Agreement if the other party: (i) is in breach of any material term or condition hereof, and such breach continues for thirty (30) days after receipt by the breaching party of a written notice specifying the breach; (ii) made an assignment for the benefit of creditors; (iii) has had substantially all of its assets placed in the control of a receiver or trustee for thirty (30) days or longer; (iv) has filed a voluntary petition for bankruptcy, or sought to effect a plan of liquidation or reorganization; or (v) has had bankruptcy proceedings brought against it by a third party which are not contested and discharged within sixty (60) days.

(b) Upon the termination of this Agreement, all rights and licenses granted by the each Party to the other Party hereunder will immediately cease, and such other Party must immediately return to such Party all of such Party’s property, including, without limitation, its Confidential Information. Upon return of such materials, such other Party must provide such Party with a signed written statement certifying that it has returned all such property to such Party and complied with this Section. Notwithstanding anything to the contrary in this Section, the Disclosing Party, at the Disclosing Party’s sole option, may at the termination of this Agreement or upon demand, in lieu of the Receiving Party returning all of the Confidential Information of the Disclosing Party in its possession, require the Receiving Party to destroy all of the Confidential Information of the Disclosing Party in its possession and evidence such destruction by promptly providing the Disclosing Party a certificate signed by a duly authorized officer of the Receiving Party certifying as to the destruction of such Confidential Information.

(c) The termination of this Agreement will not limit either Party from pursuing other remedies available ‘to it, including, without limitation, injunctive relief.

(d) Notwithstanding the expiration or other termination of this Agreement for any reason, the covenants set out in this Section 12 and in Sections 9 through 11, 13, 17 through 21 and 24 through 26 will survive any such expiration or termination. In addition, KDAA will have the right to continue billing all customers that were acquired by KDAA, prior to termination, as set out in Exhibit B.1. Furthermore, Client will have the right to purchase, at cost, from KDAA, all remaining inventories of products relating to The Program, upon termination. In the event that Client chooses not to purchase all of the inventory of products relating to The Program, then KDAA will have the non-exclusive right to market The Program for a reasonable amount of time, or until all Inventories purchased at or before the time of termination are sold.

(e) Non-Circumvent: During the Term and for a period of twelve (12) months following the effective date of any expiration or termination of this Agreement by Client without cause or during the Term and for a period of six (6) months following the effective date of termination of this Agreement by Client in the event that KDAA is terminated for failure to meet performance requirements and subject to the provisions set forth below. Client may not utilize any marketing partners utilized by and under contract with KDAA at the beginning of this term (and those which KDAA made available during the initial test campaign which ran from May 15, 2007 thru July 16, 2007) and marketing partners that may be utilized by and under contract during the term, provided that such marketing partners are made known to the Client, unless it receives KDAA’s prior written consent, at KDAA’s sole option. This Section 12(e) shall not apply: (i) to marketing partners with which Client or NASCAR had a relationship prior to or as of the Effective Date, or to marketing partners with which Client had a relationship prior to such marketing partners being utilized and under contract with KDAA;.

(f) In the event of the expiration or other termination of this Agreement, KDAA must provide such transition services as are reasonably requested by Client for a period of up to sixty (60) days following the date of expiration or other termination of this

Agreement. KDAA may invoice Client for any such transition services at standard and reasonable rates. Upon request by KDAA following any expiration or other termination of this Agreement, Client must deliver to KDAA any drawings, photos, ad copy, telemarketing scripts, or other materials which are created for use in connection with the Program under the terms and conditions of this Agreement and owned by KDAA. Upon request by Client following any expiration or other termination of this Agreement, KDAA must deliver to Client any drawings, photos, ad copy, telemarketing scripts, or other materials which are created for use in connection with the Program under the terms and conditions of this Agreement that include NASCAR trademarks.

13.	Records. During the Term and for a period of three (3) years after the end thereof, each Party will maintain access or archival retrieval access to all paper and data records pertaining to this Agreement and the transactions contemplated hereby and thereby in the event KDAA reasonably requests copies of said data or records for the purpose of enforcing its rights under this Agreement or as otherwise required by law or court order. Furthermore, notwithstanding anything to the contrary in this Agreement, each Party will have the right, upon reasonable prior written request, to inspect all records of the other Party relating to its obligations hereunder. Unless otherwise agreed, any such inspection by such Party may occur only at the business offices of such other Party during normal business hours and may be conducted by a mutually acceptable third-party inspector. The costs of any such inspection must be paid by the inspecting Party.

14.	Amendment. This Agreement may be amended, supplemented or otherwise modified only upon written agreement by the Parties.

15.	Further Assurances. Each Party must take such action (including, without limitation, the execution, acknowledgement and delivery of documents) as may be reasonably requested by the other Party for the implementation or continuing performance of this Agreement.

16.	Assignment. Neither Party may assign or otherwise transfer this Agreement or its rights hereunder or delegate its responsibilities to any person or entity without the other Party’s prior written consent; provided, however, that either Party may assign this Agreement without the consent of the other Patty to any affiliate of the assigning Party or in connection with a sale of all or substantially all of its assets or a stock sale, merger or other corporate reorganization resulting in a change of control of such assigning Party. Any attempted assignment in violation of this Section will be null and void. Without limiting the foregoing, this Agreement is binding upon and inures to the benefit of the Parties’ respective permitted successors and assigns. Further Client hereby agrees upon signing this Agreement that KDAA will have the right to assign all of KDAA’s rights hereunder to Dynamic Response Group, Inc and\or its affiliates (“DRG”); provided, however KDAA, in any event, shall remain liable for its obligations hereunder.

17.	Severability. In the event that any provision (or any portion of a provision) of this Agreement is for any reason held by a court of competent jurisdiction to be invalid, illegal or unenforceable for any reason, such invalidity, illegality or unenforceability will not affect any other provision hereof and this Agreement will be construed as if such invalid, illegal or unenforceable provision (or portion of a provision) had never been contained herein in regards to that particular jurisdiction.

18.	Force Majeure. Neither Party will be liable or deemed to be in default for any delay or failure in performance under this Agreement resulting directly or indirectly from acts of God, civil or military authority, war, riots, terrorism, civil disturbances, accidents, fire, earthquakes, floods, strikes, Jock-outs, labor disturbances, foreign or governmental order, power or telecommunications fluctuations or outages or any other cause beyond the reasonable control of such Party.

19.

Publicity: Use of Name. Each Party hereby agrees not to issue press releases that relate to this Agreement or the Program without the prior written consent of the other Party. Neither Party may use the other Party’s name or the name of any of such Party’s affiliates in any sales publication or advertisement or make any public statement relating to such Party or any such affiliates without obtaining such Party’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). Without limiting the foregoing, CLIENT hereby agrees to work with KDAA and Dynamic Response Group, Inc. to craft a Press Release about their relationship and to get it approved by NASCAR. KDAA and Dynamic Response Group, Inc acknowledge that they understand that NASCAR is particularly sensitive to companies that attempt to benefit by associating themselves with NASCAR via press releases and therefore requires Client to submit all press releases to them for approval before they are released. Failure to adhere to NASCAR’s rules about press releases could do irreparable damage to Client’s relationship with NASCAR.

20.	Non-Waiver. The failure of either Party either to insist upon the other Party’s strict performance of the provisions of this Agreement or to take advantage of its rights hereunder, will not be construed as a waiver or relinquishment of any provision or right provided hereunder.

21.	Governing Law. This Agreement will be construed in all respects under the laws of the State of Florida, without regard to conflicts of laws principles.

22.	Entire Agreement. The Parties agree that this Agreement is the complete and exclusive understanding between the Parties regarding the subject matter herein and no change or modification may be made except in writing.

23.	Relationship. Nothing contained herein will be construed to create a partnership relationship between the Parties or, the relationship of employer and employee between the Parties or between a Party and any of the other Party’s employees or agents. It is the express intent of the Parties that no Party is an employee of the other Party for any purpose, but is an independent contractor for all purposes and in all situations. Each Party and its directors, officers, employees and agents may not represent that they are employees of the other Party, nor may they in any manner hold themselves out to be employees of the other Party.

24.	Arbitration.

(a) All disputes between the Parties arising out of or relating to this Agreement or its performance will be resolved through arbitration under the commercial rules of the American Arbitration Association in Boston, Massachusetts, if the arbitration is being conducted at the request of KDAA, or in Miami, Florida, if the arbitration is being conducted at the request of Client.

(b) The arbitration panel will consist of three (3) arbitrators. One (1) arbitrator is to be appointed by KDAA and one (1) arbitrator is to be appointed by Client, and these two (2) arbitrators will select a third (3rd) arbitrator. If the two (2) arbitrators chosen by the Parties are unable to agree on a third (3rd) arbitrator, the choice will be left to the American Arbitration Association.

(c) The decision of the arbitrators will be by majority vote and no appeal may be taken from such decision. The prevailing party in any such arbitration or any other legal action shall be awarded its attorneys fees and costs.

25.	Notices. All notices hereunder must be in writing (including, without limitation, notice by telecopy) and must be given to the relevant Party at its address or facsimile number set forth below, or such other address or facsimile number as such Party may hereafter specify by notice to the other given by courier, by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices hereunder must be addressed:

Client:	NMP, LLC	KDAA:	KDAA, INC
	Edgewater Office Park		Atlantis on Brickell Suites
	401 Edgewater Park, Ste. 640		2025 Brickell Ave Ste 606
	Wakefield, MA 01880		Miami, FL 33129
	Attention: Patrick D. Brady		Attention: Kevin Brinkworth
	Facsimile: (781) 835-2001		Facsimile: (813) 433-2537

Each such notice, request or other communication will be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and a confirmation of such facsimile has been received by the sender, (ii) if given by mail, three (3) business days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section.

26.	Counterparts. This Agreement may be executed in separate counterparts (each of which is an original and all of which will be deemed one and the same instrument) and will be fully effective as of the date executed copies are exchanged between the Parties. Counterparts may be executed either in original or faxed form and the Parties adopt any signatures received by a receiving fax machine as original signatures of the Parties; provided, however, that either Party providing its signature in such manner must promptly forward to the other Party, an original of the signed copy of this Agreement that was so faxed.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed as of the date first above written.

NMP, LLC

By:
Name:
Its CEO

KDAA, INC.

By:	/s/ Kevin Brinkworth
Name:	Kevin Brinkworth
Title:	PRESIDENT